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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*


                           MAXCOR FINANCIAL GROUP INC.
              ----------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
              ----------------------------------------------------
                         (Title of Class of Securities)

                                    57772G100
                       -----------------------------------
                                 (CUSIP Number)

                                December 31, 2002
              ----------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 12

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-------------------------------                         ------------------------
Cusip No. 57772G100                                     Page 2 of 12
-------------------------------                         ------------------------

--------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Name RAM Trading, Ltd.
--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [X]

                                                              (b) [_]
--------------------------------------------------------------------------------
   3.     SEC USE ONLY
--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Cayman Islands corporation
                 Cayman Islands
--------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
               NUMBER OF                                0
                SHARES                 -----------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                          431,300 shares of Common Stock
                 EACH                  -----------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                  0
                 WITH                  -----------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See Row 6 above.
--------------------------------------------------------------------------------
   10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

          CERTAIN SHARES                                                [_]
--------------------------------------------------------------------------------
   11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          Approximately 5.9% as of December 31, 2002. (Based on 7,267,124 shares of Common Stock issued and outstanding as of November 13, 2002).
--------------------------------------------------------------------------------
   12.    TYPE OF REPORTING PERSON*
                      CO
--------------------------------------------------------------------------------

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-------------------------------                         ------------------------
Cusip No. 57772G100                                     Page 3 of 12
-------------------------------                         ------------------------

--------------------------------------------------------------------------------
   1.    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Name Ritchie Capital Management, L.L.C.
--------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
   3.    SEC USE ONLY

--------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware limited liability company
               U.S.A.
--------------------------------------------------------------------------------

                                           5.    SOLE VOTING POWER
               NUMBER OF                                0
                SHARES                 -----------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                          431,300 shares of Common Stock
                 EACH                  -----------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                  0
                 WITH                  -----------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
--------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

         CERTAIN SHARES                                              [_]
--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 5.9% as of December 31, 2002. (Based on 7,267,124 shares of Common Stock issued and outstanding as of November 13, 2002).
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
               OO; HC
--------------------------------------------------------------------------------

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-------------------------------                         ------------------------
Cusip No. 57772G100                                     Page 4 of 12
-------------------------------                         ------------------------

--------------------------------------------------------------------------------
   1.    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Name RAM Capital, L.L.C.
--------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [X]

                                                               (b) [_]
--------------------------------------------------------------------------------
   3.    SEC USE ONLY

--------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
               Illinois limited liability company
               U.S.A.
--------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
               NUMBER OF                                0
                SHARES                 -----------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                          431,300 shares of Common Stock
                 EACH                  -----------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                  0
                 WITH                  -----------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
--------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

         CERTAIN SHARES                                            [_]
--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 5.9% as of December 31, 2002. (Based on 7,267,124 shares of Common Stock issued and outstanding as of November 13, 2002).
-------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
               OO; HC
--------------------------------------------------------------------------------

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-------------------------------                         -----------------------
Cusip No. 57772G100                                     Page 5 of 12
-------------------------------                         ------------------------

--------------------------------------------------------------------------------
   1.    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Name RAM Capital Investments, Ltd.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]

                                                                (b)  [_]
--------------------------------------------------------------------------------
   3.    SEC USE ONLY

--------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands corporation
               Cayman Islands
--------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
               NUMBER OF                                0
                SHARES                 -----------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                          431,300 shares of Common Stock
                 EACH                  -----------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                  0
                 WITH                  -----------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
--------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 5.9% as of December 31, 2002. (Based on 7,267,124 shares of Common Stock issued and outstanding as of November 13, 2002).
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
               CO; HC
-------------------------------------------------------------------------------

-------------------------------                         -----------------------
Cusip No. 57772G100                                     Page 6 of 12
-------------------------------                         ------------------------

--------------------------------------------------------------------------------
   1.    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Name THR, Inc.
--------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [X]

                                                                 (b) [_]
--------------------------------------------------------------------------------
   3.    SEC USE ONLY
--------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
               Illinois corporation
               U.S.A.
--------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
               NUMBER OF                                0
                SHARES                 -----------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                          431,300 shares of Common Stock
                 EACH                  -----------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                  0
                 WITH                  -----------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
--------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 5.9% as of December 31, 2002. (Based on 7,267,124 shares of Common Stock issued and outstanding as of November 13, 2002).
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
               CO; HC
--------------------------------------------------------------------------------

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-------------------------------                         -----------------------
Cusip No. 57772G100                                     Page 7 of 12
-------------------------------                         ------------------------

--------------------------------------------------------------------------------
   1.    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Name A. R. Thane Ritchie
--------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [X]

                                                             (b) [_]
--------------------------------------------------------------------------------
   3.    SEC USE ONLY
--------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
               NUMBER OF                               0
                SHARES                 -----------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                          431,300 shares of Common Stock
                 EACH                  -----------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                 0
                 WITH                  -----------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
--------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                       [_]
--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 5.9% as of December 31, 2002. (Based on 7,267,124 shares of Common Stock issued and outstanding as of November 13, 2002).
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
               IN; HC
--------------------------------------------------------------------------------

-------------------------------                         -----------------------
Cusip No. 57772G100                                     Page 8 of 12
-------------------------------                         ------------------------

                                  SCHEDULE 13G

Item 1(a)    Name of Issuer: MAXCOR FINANCIAL GROUP INC.


     1(b)    Address of Issuer's Principal Executive Offices:

                                One New York Plaza-16th Floor
                                New York, New York 10292

Item 2(a)    Name of Person Filing
Item 2(b)    Address of Principal Business Office
Item 2(c)    Citizenship

                                RAM Trading, Ltd.
                                c/o Caledonian Bank & Trust Limited
                                Caledonian House
                                P.O. Box 1043
                                George Town, Grand Cayman
                                Cayman Islands corporation

                                Ritchie Capital Management, L.L.C.
                                210 East State Street
                                Batavia, Illinois 60510
                                Delaware limited liability company

                                RAM Capital, L.L.C.
                                210 East State Street
                                Batavia, Illinois 60510
                                Illinois limited liability company

                                RAM Capital Investments, Ltd.
                                c/o Caledonian Bank & Trust Limited
                                Caledonian House
                                P.O. Box 1043
                                George Town, Grand Cayman
                                Cayman Islands corporation

                                THR, Inc.
                                210 East State Street
                                Batavia, Illinois 60510
                                Illinois corporation

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-------------------------------                         ------------------------
Cusip No. 57772G100                                     Page 9 of 12
-------------------------------                         ------------------------

                                A.R. Thane Ritchie
                                210 East State Street
                                Batavia, Illinois 60510
                                U.S. Citizen

     2(d)      Title of Class of Securities:

                                Common Stock, $0.001 par value per share

     2(e)      CUSIP Number:    57772G100


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [_] Broker or dealer registered under Section 15 of the
                        Exchange Act;

               (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

               (c)  [_] Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act;

               (d)  [_] Investment company registered under Section 8 of the
                        Investment Company Act;

               (e)  [_] An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

               (f)  [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [_] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

               (h)  [_] A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

               (i)  [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

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-------------------------------                         ------------------------
Cusip No. 57772G100                                     Page 10 of 12
-------------------------------                         ------------------------

Item 4  Ownership:

RAM TRADING, LTD.
RITCHIE CAPITAL MANAGEMENT, L.L.C.
RAM CAPITAL, L.L.C.
RAM CAPITAL INVESTMENTS, LTD.
THR, INC.
A.R. THANE RITCHIE

     (a)       Amount beneficially owned:

               SHARED VOTING POWER

               431,300 shares of Common Stock

     (b)       Percent of Class:

               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM (a) ABOVE

               Approximately 5.9% as of December 31, 2002. (Based on 7,267,124 shares of Common Stock issued and outstanding as of November 13, 2002.)

     (c)       Number of shares as to which such person has:

               (i)     sole power to vote or to direct the vote:

                              0

               (ii)    shared power to vote or to direct the vote:

                       See item (a) above.

               (iii)   sole power to dispose or to direct the disposition of:

                              0

               (iv)    shared power to dispose or to direct the disposition of:

                       See item (a) above.

Item 5         Ownership of Five Percent or Less of a Class:

                                 Not Applicable.

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-------------------------------                         ------------------------
Cusip No. 57772G100                                     Page 11 of 12
-------------------------------                         ------------------------

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

                            Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                            Not Applicable.

Item 8        Identification and Classification of Members of the Group:

                            Not Applicable.

Item 9        Notice of Dissolution of Group:

                            Not Applicable.

Item 10       Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------------                         ------------------------
Cusip No. 57772G100                                     Page 12 of 12
-------------------------------                         ------------------------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 10th day of February, 2003

 RAM TRADING, LTD.                                   RAM CAPITAL, L.L.C.

 By: Ritchie Capital Management, L.L.C.,             By: Ritchie Capital Management, L.L.C.,
     its Investment Manager                              its Investment Manager

     By: THR, Inc.                                       By: THR, Inc.


         By: /s/ A.R. Thane Ritchie                          By: /s/ A.R. Thane Ritchie
            -------------------------------                     ----------------------------------
             A.R. Thane Ritchie, President                      A.R. Thane Ritchie, President


 RITCHIE CAPITAL MANAGEMENT, L.L.C.                  RAM CAPITAL INVESTMENTS, LTD.

 By: THR, Inc.                                       By: Ritchie Capital Management, L.L.C.,
                                                         its Investment Manager

     By: /s/ A.R. Thane Ritchie                          By: THR, Inc.
        -----------------------------------
         A.R. Thane Ritchie, President

                                                             By: /s/ A.R. Thane Ritchie
                                                                ----------------------------------
                                                                A.R. Thane Ritchie, President

/s/ A.R. Thane Ritchie                               THR, INC.
------------------------------------------
A.R. Thane Ritchie

                                                     By: /s/ A.R. Thane Ritchie
                                                        ------------------------------------------
                                                        A.R. Thane Ritchie, President